Exhibit 99.1

Contact: William B. Boni VP, Investor Relations/ Corp. Communications Minerva Neurosciences, Inc. (617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES ANNOUNCES DEPARTURE OF DIRECTORS

Waltham, MA, July 24, 2017 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system disorders, today announced the resignation of two members of its board of directors, Michele Ollier and Nico Vandervelpen. Following the Company’s recent public offering and the resultant improvement in its financial position, Dr. Ollier and Mr. Vandervelpen will step down to focus on their private equity activities. Their resignations are effective today.

“We would like to thank Michele and Nico for their invaluable contributions to Minerva as a private company and as it has transitioned during the past three years from a venture capital-backed company to a publicly traded company that has advanced several assets into late-stage clinical development,” said Marc Beer, chairman of Minerva.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products to treat CNS diseases. Minerva’s proprietary compounds include: MIN-101, in clinical development for schizophrenia; MIN-202 (JNJ-42847922), in clinical development for insomnia and major depressive disorder (MDD); MIN-117, in clinical development for MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.